IMPORTANT REMINDER

OPTIMUM FUND TRUST

October 15, 2015

Dear Valued Shareholder:

We need your help. The reconvened special meeting of shareholders of the Optimum Fund Trust is scheduled for November 24, 2015 and as of the date of this letter, our records indicate that we have not yet received your important proxy vote.

Although the response of our shareholders who have voted has been positive, we need your favorable vote in order to pass these important proposals. It is critical that your proxy vote is received before November 24, 2015. Failure to secure sufficient votes for the items on the agenda will result in additional costly solicitation efforts and could delay the important business of the Funds. Please help us by casting your vote today.

Please take a minute to let your voice be heard.

To place your vote quickly and easily, please call the Fund’s proxy solicitor (Broadridge Financial
Solutions) at 1-855-928-4484 between Monday through Friday, 9:00 a.m. to 10:00 p.m. Eastern Time and a proxy voting specialist will gladly answer any questions you may have and assist you in placing your vote over the phone. You may also cast your vote pursuant to the other methods listed below.
It should only take a few minutes of your time!

You may have more than one proxy included in your packet because you have multiple registrations and/or positions. Please be sure to vote all proxies in your packet.

If you need another copy of the proxy statement or have any proxy-related questions, please call 1-855-928-4484 for assistance. I thank you in advance for your help with this urgent matter.

Sincerely,

Shawn K. Lytle

President and Chief Executive Officer

Vote by Touch-Tone Phone. You may cast your vote by telephone by calling the toll-free number found on the proxy ballot(s) that you should have received previously.

Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on your proxy ballot(s) and following the instructions on the website.

Vote by Mail. You may cast your vote by signing, dating and mailing your proxy ballot(s) in the postage-prepaid return envelope that was previously provided to you.

If possible, please utilize one of the above voting options so that your vote will be received BEFORE November 24, 2015.